Exhibit 99.1

Jamba, Inc. Provides Update for Fiscal Year 2017 Third Quarter,

Select Business Initiatives, Form 10-K and 10-Q Filings and Announces Receipt of Nasdaq Letter

FRISCO, Texas, November 16, 2017 -- Jamba, Inc. (NASDAQ:JMBA) (“the Company”) today provided updates for the quarter ended October 3, 2017 (“third quarter”), progress against select business initiatives, the status of the Company’s Form 10-K and 10-Q filings, and announced receipt of a standard notification letter from Nasdaq.

Highlights

•	On a comparable calendar basis, system-wide comparable store sales (1) declined 0.2% in the third quarter of fiscal 2017.
•	Comparable store sales (1) increased 0.2% at franchise-owned locations and declined 3.9% at company-owned locations in the third quarter of fiscal 2017.
•

Comparable store sales (1) at company-owned locations performed similarly to franchise-owned stores in the same geography. Approximately 94% of company owned stores operate in southern California, as of October 3, 2017.

•	Opened 10 new stores and closed 14 stores, in the third quarter of fiscal 2017.
•

Opened 35 new stores and closed 31 stores, resulting in 4 openings, net of closures (2) in the first three quarters of fiscal 2017.  Average unit volume (3) for the 31 closed stores is below $300,000, less than half of the average unit volume (3) of the remaining store base.

•	Held $11.9 million in cash as of October 3, 2017. The reported balance is unaudited.

“While the consumer environment remains choppy, we are pleased comparable store sales outperformed the industry benchmark for the sixth consecutive quarter,” said Dave Pace, President, and Chief Executive Officer.  “With the new team now fully in place and the transition of the support center complete, we are building the tools and processes necessary to support and grow our franchise focused business.  Additionally, we have made important progress on key business initiatives and I remain confident we have the vision, the plan and the team to grow this iconic brand.”

Select Business Initiative Update

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Catering: The Company initiated a catering test in 2017 to validate operational feasibility.  Following success in the operational testing stage, the Company expanded the test in the third quarter.  The Company is utilizing aggressive B2B marketing tactics to commercially test and optimize the offering and plans to continue the expanded test through the remainder of 2017.

•

Domestic new stores:  Franchisees are increasingly interested in drive-thru expansion based on strong financial performance of the initial drive-thru store base.  Sales in drive-thru format locations continue to over-index versus the Company’s standard predictive model and result in meaningfully improved unit economics.  While franchisee interest has increased, consumer response to the convenience offered by drive-thru formats has created a highly competitive real estate environment with significant competition for limited real estate options.  While the Company’s new store pipeline for drive-thru format stores is increasing, the longer lead-time associated with securing appropriate real estate results in the pace of 2017 new store openings below the Company’s previous expectations.  The Company is maintaining its focus on increasing the number of new drive-thrus as a percentage of total openings and expects to capture long-term benefit from this shift to higher value formats.

•

International new stores:  The Company continues to partner with franchisees in early stage market development to deliver consumer driven menu options and optimize cost management with each international operating environment being unique.  To ensure market expansion readiness, the Company has deferred 2017 new store development in select international markets in order to further build in-country operating excellence and infrastructure support.  The Company expects this action will better prepare these markets for long-term expansion.

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Market optimization: Two franchisee-to-franchisee sale transactions were completed in the Phoenix and Seattle markets during the third quarter of 2017.  Both acquiring franchisees bring operational expertise, which is expected to significantly improve execution and performance within their acquired stores.  Both acquisitions also deepen their long-term partnership with Jamba through development commitments totaling 22 new stores over the next 5 years.

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Reimage prototype: The Company reimaged 5 company-owned stores and franchisees opened 2 new stores that incorporate new design elements.  Work is also underway with an additional group of franchise-owned test stores.  After an appropriate promotional and test period, both qualitative and quantitative results will be evaluated.  Further updates will be provided as the tests progress.

Receipt of Expected Letter from Nasdaq; Status of Nasdaq Listing and Form 10-K and 10-Q Filings

The Company also announced that on November 13, 2017 it received an additional standard notification letter from Nasdaq stating that because the Company has not yet filed its Form 10-Q for the period ended October 3, 2017 (“Third Quarter Form 10-Q”) in addition to its Form 10-K for the year ended January 3, 2017 (the “Form 10-K”) and its Form 10-Qs for the periods ended April 4 and July 4, 2017 (collectively with the Third Quarter Form 10-Q, the “Form 10-Qs”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires timely filing of periodic reports with the Securities and Exchange Commission, with the delinquent Third Quarter Form 10-Q serving as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market. The Notification Letter has no immediate effect on the listing of the Company’s common stock on The Nasdaq Stock Market.

As previously disclosed, the Company was unable to file its delinquent periodic reports prior to the September 18, 2017 extension date originally granted by Nasdaq, and as a result, the Company requested a hearing before a Nasdaq Hearings Panel (the “Panel”) to address the delinquent Form 10-K and Form 10-Qs, at which time it would also address the additional delinquency of the Third Quarter Form 10-Q.  The hearing occurred earlier today, with the Company presenting to the Panel its plan to regain compliance with the Rule.  The Panel previously granted the Company's request to extend the automatic 15-day stay of suspension from The Nasdaq Stock Market. The stay, which allows for the continued trading of the Company's common stock on Nasdaq, will continue until a final determination regarding the Company's listing status is issued after the November 16, 2017 hearing.

The Company fully intends to continue to take all steps necessary to regain compliance with the Rule and expects to file its fiscal year 2016 Form 10-K and delinquent Form 10-Qs from 2017 as soon as is practicable, with timing contingent on completion of financial statements and their subsequent audit and review, respectively.

Anticipated Expenses

As previously disclosed, the Company expects to record additional expenses in fiscal 2017 resulting from efforts to complete 2016 financial statements, their subsequent audit and review, and remediation efforts related to the Material Weakness disclosed in the Company’s Form 12b-25 filed with the Securities and Exchange Commission on May 15, 2017.  Due to the unusual and non-recurring nature of these expenses, the Company anticipates adjusting for them in its non-GAAP financial measures.

Liquidity

As of October 3, 2017, the Company held $11.9 million in cash, as compared to $7.1 million at January 3, 2017.  The Company had no amount of restricted cash, as compared to $0.4 million as of January 3, 2017.

The reported balances are unaudited.

The Company had not drawn against its line of credit, and had no outstanding principal balance as of October 3, 2017.

About Jamba, Inc.

Jamba, Inc. (Nasdaq: JMBA) through its wholly-owned subsidiary, Jamba Juice Company, is a global healthy lifestyle brand that inspires and simplifies healthful living through freshly blended whole fruit and vegetable smoothies, bowls, juices, cold-pressed shots, boosts, snacks, and meal replacements. Jamba’s blends are made with premium ingredients free of artificial flavors and preservatives so guests can feel their best and blend the most into life.

Jamba Juice® has more than 800 franchised and company-owned locations worldwide, as of October 3, 2017. For more information, visit jambajuice.com.

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Non-GAAP Financial Measures

The Company provides certain forward-looking non-GAAP financial measures to its investors. The Company believes that providing these forward-looking non-GAAP measures to its investors provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The non-GAAP financial measures are discussed further in Footnotes below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1) Company-owned comparable store sales represents the change in year-over-year sales for Company-owned stores opened for at least one full year. Franchise-operated comparable store sales, a non-GAAP financial measure, represents the change in year-over-year sales for all Franchise Stores opened for at least one full year, as reported by franchisees, and excludes International Stores and Express format. System-wide comparable store sales, a non-GAAP financial measure, represents the change in year-over-year sales for all Company and Franchise Stores opened for at least one full, as reported by franchisees, and excludes International Stores and Express format.  Comparable store sales includes closed locations for the periods in which they have comparable sales. Company-owned comparable store sales percentages as used herein may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and System-wide comparable stores sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in comparable store sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba® brand and, ultimately, the performance of the Company, the Company-owned stores, and Franchise-operated stores.

(2) New store openings, net of closures is defined as the count of new store openings, minus the count of store closures.

(3) Average unit volume is defined as trailing 52 weeks of sales for stores open at least one full year.

JAMBA, INC.
(Unaudited)

COMPARABLE STORE SALES

Fiscal Calendar Basis	13 Weeks Ended		39 Weeks Ended
	2017	2016	2017	2016
Increase/(Decrease)	October 3, 2017 vs September 27, 2016	September 27, 2016 vs September 29, 2015	October 3, 2017 vs September 27, 2016	September 27, 2016 vs September 29, 2015

Percentage Change in Comparable store sales
Company stores	(3.8)%	(0.8)%	(2.3)%	1.6%
Franchise stores	(0.6)%	(1.1)%	(1.2)%	0.2%
System-wide	(0.9)%	(1.1)%	(1.3)%	0.4%

Comparable Calendar Basis (a)	13 Weeks Ended		39 Weeks Ended
	2017	2016	2017	2016
Increase/(Decrease)	October 3, 2017 vs October 4, 2016	September 27, 2016 vs September 29, 2015	October 3, 2017 vs October 4, 2016	September 27, 2016 vs September 29, 2015

Percentage Change in Comparable store sales
Company stores	(3.9)%	(0.8)%	(3.3)%	1.6%
Franchise stores	0.2%	(1.1)%	(1.7)%	0.2%
System-wide	(0.2)%	(1.1)%	(1.9)%	0.4%

Percentage Change in Comparable Company store sales
Traffic	(7.2)%	(1.8)%	(6.5)%	(1.6)%
Average check	3.3%	0.9%	3.3%	3.2%
Total Comparable Company store sales	(3.9)%	(0.8)%	(3.3)%	1.6%

(a) Due to a 53 week fiscal 2016, year-over-year fiscal comparisons are offset by one week. Using comparable calendar periods balances the one week shift and provides a clearer year over year comparison. 2016 fiscal and calendar comparisons are the same.

JAMBA, INC.
(Unaudited)

STORE COUNT QUARTER 3
	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
For the Quarter Ended October 3, 2017
At July 4, 2017	53	745	72	870
Opened	—	8	2	10
Acquired	—	—	—	—
Closed	(1)	(10)	(3)	(14)
Refranchised	—	—	—	—
At October 3, 2017	52	743	71	866

For the Quarter Ended September 27, 2016(a)
At June 28, 2016	68	708	66	842
Opened	1	10	5	16
Acquired	—	—	—	—
Closed	—	(6)	(3)	(9)
Refranchised	—	—	—	—
At September 27, 2016	69	712	68	849

(a) As communicated on March 20, 2017, the Company now excludes Express format stores from store counts. Store counts exclude Express in both 2016 and 2017 for comparability.

JAMBA, INC.
(Unaudited)

NEW STORE OPENINGS, NET OF CLOSURES QUARTER 3
	13 Weeks Ended		39 Weeks Ended
	October 3, 2017	September 27, 2016(a)	October 3, 2017	September 27, 2016(a)
Openings
Traditional	3	9	18	20
Non-traditional	4	1	5	8
Drive thru	1	1	4	2
International	2	5	8	10
Total	10	16	35	40

Closures
Traditional	(5)	(5)	(10)	(10)
Non-traditional	(6)	(1)	(14)	(15)
Drive thru	—	—	—	—
International	(3)	(3)	(7)	(17)
Total	(14)	(9)	(31)	(42)

Openings, Net of Closures(b)
Traditional	(2)	4	8	10
Non-traditional	(2)	-	(9)	(7)
Drive thru	1	1	4	2
International	(1)	2	1	(7)
Total	(4)	7	4	(2)

(a) As communicated on March 20, 2017, the Company now excludes Express format stores from store counts. Store counts exclude Express in both 2016 and 2017 for comparability.
(b) New store openings, net of closures is defined as the count of new store openings, minus the count of store closures.

Contact:

Investor Relations

Dara Dierks

646-277-1212

investors@jambajuice.com